# Addendum to Standard Offer, Agreement and Escrow Instructions For Purchase of Real Estate

## By and Between Harris Insurance and/or Assignee (as Buyer) and Diversified Commercial Brokers, LLC (as Seller)

Dated July 27, 2006

---

The promises, covenants, agreements and declarations made and set forth herein are intended to and shall have the same force and effect as is set forth in the body of the Standard Offer, Agreement and Escrow Instructions for Purchase of Real Estate to which this Addendum is attached (the Standard Offer, Agreement and Escrow Instructions for Purchase of Real Estate and this Addendum are collectively referred to as this "Purchase Agreement") References to Paragraphs in this Addendum shall be to Paragraphs as set forth in the body of the Standard Offer, Agreement and Escrow Instructions for Purchase of Real Estate. To the extent that the provisions of this Addendum are inconsistent with the terms and conditions of the body of the Standard Offer, Agreement and Escrow Instructions for Purchase of Real Estate the terms of this Addendum shall control.

27. **Proration of Costs**: At the close of escrow, Seller shall pay the cost of the Owner's CLTA Policy of Title Insurance, all documentary transfer taxes, recording fees, and 50% of the escrow fees. Buyer shall be responsible for fifty percent (50%) of the escrow fees and all costs to provide an updated ALTA survey if desired, the ALTA Title Policy Premium and any endorsements. Each party shall pay its own fees and expenses for attorneys and consultants. All other costs and expenses will be allocated between Buyer and Seller in a manner customary in Orange County to be further defined within the Contract.

28. **Initial Deposit**: $25,000 (Twenty-five Thousand Dollars) upon opening of escrow.

29. **Contingencies to Closing**: Buyer shall have the first thirty (30) days from the Opening Date as a contingency period ("Contingency Period") in which to perform any and all of its due diligence, including but not limited to the investigation and review of feasibility studies, financing, appraisal reports, environmental reports and building plan inspection reports, and any other investigations or reviews that Buyer deems necessary or desirable in its sole discretion (the "Due Diligence Period"). During the Due Diligence Period Buyer may cancel escrow for any cause in its sole discretion, by giving written notice to escrow, and Buyer's Twenty-five Thousand Dollar ($25,000) deposit shall be fully refundable to Buyer less any cancellation costs charged by the escrow company.

    On the thirty-first (31st) day, if Buyer has not notified escrow holder in writing that it has approved, disapproved or waived all contingencies, it shall be conclusively presumed all contingencies are approved and Buyer's Twenty-five Thousand Dollars ($25,000.00) deposit shall be increased by Fifty Thousand Dollars ($50,000) and the total deposit shall become non-refundable liquidated damages with no further instructions by Buyer or Seller. The total Seventy-Five Thousand Dollars ($75,000) deposit shall be applicable towards the purchase price at the closing date of escrow.

30. **Due Diligence Materials**: Seller shall provide to Buyer upon execution of the Contract, any and all due diligence materials contained in Seller's files. (Building plans, CC&R's, Association Budget, Title Report)

31. **Right to Enter**: Seller shall permit Buyer and its agents, the right to enter upon the property on reasonable notice during the Due Diligence Period for purposes of conducting inspections, environmental survey and appraisals necessary for its due diligence. Buyer shall indemnify and hold Seller harmless from any damages resulting from such entry.

32. **Partial Leased Premises**: Buyer acknowledges that the Premises is partially leased (approximately 4,672 square feet) on leases per rent roll provided, and acknowledges that 3,896 square feet will become vacant on or around the Close of Escrow. Of the 3,896 square feet to be vacated, 3 office suites need to remain occupied by the current tenants for a period of 120 days from close of escrow. These suites total approximately 917 square feet and are identified as Exhibit "B" attached. The space to be vacated is currently occupied by several attorneys.

Initial

**"EXHIBIT A"**



3,896 SF AVAILABLE
LEASED
N

***"Exhibit B"***

